UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2016

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive
Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Indenture and 4.750% Senior Notes due 2021

On December 14, 2016, NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Line Holdings Ltd. (“NCLH”), issued $700.0 million aggregate principal amount of 4.750% senior notes due 2021 (the “4.750% Notes”), which mature on December 15, 2021, pursuant to an indenture, dated as of December 14, 2016, between NCLC and U.S. Bank National Association, as trustee (the “Indenture”). NCLC used the net proceeds from the offering of the 4.750% Notes after deducting the initial purchasers’ discount and estimated fees and expenses, together with cash on hand, to purchase all of its outstanding 5.25% senior notes due 2019 (the “5.25% Senior Notes”) that were validly tendered and accepted for purchase in the Tender Offer (as defined below) and to redeem and satisfy and discharge any 5.25% Senior Notes not purchased in the Tender Offer (in each case, including paying the tender and redemption premiums and accrued and unpaid interest) in accordance with the indenture for the 5.25% Senior Notes and pay related transaction fees and expenses.

NCLC will pay interest on the 4.750% Notes at 4.750% per annum, semiannually on June 15 and December 15 of each year, commencing on June 15, 2017, to holders of record at the close of business on the immediately preceding June 1 and December 1, respectively.

NCLC may redeem the 4.750% Notes, in whole or part, at any time prior to December 15, 2018, at a price equal to 100% of the principal amount of the 4.750% Notes redeemed plus accrued and unpaid interest to, but not including, the redemption date and a “make-whole premium.” NCLC may redeem the 4.750% Notes, in whole or in part, on or after December 15, 2018, at the redemption prices set forth in the Indenture. At any time (which may be more than once) on or prior to December 15, 2018, NCLC may choose to redeem up to 40% of the aggregate principal amount of the 4.750% Notes at a redemption price equal to 104.750% of the face amount thereof with an amount equal to the net proceeds of one or more equity offerings, so long as at least 60% of the aggregate principal amount of the 4.750% Notes issued remains outstanding following such redemption.

The Indenture contains covenants that limit NCLC’s ability (and its restricted subsidiaries’ ability) to, among other things: (i) incur or guarantee additional indebtedness or issue certain preferred shares; (ii) pay dividends and make certain other restricted payments; (iii) create restrictions on the payment of dividends or other distributions to NCLC from its restricted subsidiaries; (iv) create liens on certain assets to secure debt; (v) make certain investments; (vi) engage in transactions with affiliates; (vii) engage in sales of assets and subsidiary stock; and (viii) transfer all or substantially all of its assets or enter into merger or consolidation transactions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium (if any), interest and other monetary obligations on all of the then-outstanding 4.750% Notes to become due and payable immediately.

The foregoing summary is qualified entirely by reference to the full text of the Indenture, a copy of which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

On December 14, 2016, NCLC delivered a notice of redemption (the “Redemption Notice”) to holders of outstanding 5.25% Senior Notes following the consummation of the Tender Offer (as defined below). The Redemption Notice provides for NCLC’s redemption, pursuant to the terms of the indenture governing the 5.25% Senior Notes, of all outstanding aggregate principal amount of its 5.25% Senior Notes on January 13, 2017 (the “Redemption Date”) at a redemption price of 102.625% of the aggregate principal amount of the 5.25% Senior Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date. No 5.25% Senior Notes will remain outstanding after the Redemption Date.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On December 14, 2016, in connection with its issuance of the 4.750% Notes, NCLC announced the results of its previously announced cash tender offer (the “Tender Offer”) for any and all of the outstanding $680.0 million aggregate principal amount of its 5.25% Senior Notes. The Tender Offer expired at 5:00 p.m., New York City time, on December 9, 2016.

A copy of the press release announcing the results of the Tender Offer is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

NCLH is furnishing the information under this Item 7.01 in this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of NCLH’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of December 14, 2016, between NCL Corporation Ltd. and U.S. Bank National Association, as trustee.
99.1	Press release, dated December 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2016	NORWEGIAN CRUISE LINE HOLDINGS LTD.

	By:	/s/ Wendy A. Beck
Wendy A. Beck
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Indenture, dated as of December 14, 2016, between NCL Corporation Ltd. and U.S. Bank National Association, as trustee.
99.1	Press release, dated December 14, 2016.